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                                                                    Exhibit No.5



 ADVANCEMENT OF SCHEDULE OF EQUITY SUBSCRIPTION IN TATA TELESERVICES LIMITED BY
                          VIDESH SANCHAR NIGAM LIMITED


VSNL approved investment up to 19.99% in TTSL based on the recommendations of the Committee formed for the purpose in 2002. It was decided that VSNL's equity contribution over a seven-year period would be Rs.8,358 million. An amount of Rs.6,368 million was decided to be disbursed over the first four years with the remaining amounts to be disbursed to be decided mutually between TTSL and VSNL. The amount was split up based on the business plan of TTSL such that the subscriptions of VSNL at any stage do not exceed 19.9% of the subscribed equity capital of TTSL.

Due to the changes in various policies of the Government, particularly the introduction of unified access licence, it was considered necessary from the perspective of business and competitive scenario that TTSL opted for the unified licence in all its existing circles. As a result of the drastic changes in the telecom-licensing regime, the business plan and capitalization schedule of TTSL has been revised. Accordingly, the balance equity subscription which was earlier planned to be called up by 2007-2008, it is expected to be called up through progressive capital calls by 30 June 2004.

Till December 2003, VSNL had invested Rs.4,654 million in TTSL. Therefore, it is expected that the Company would be investing the balance amount of Rs.3,704 million, by June 30, 2004.


FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Certain words and statements in this release concerning VSNL and its prospects, and other statements relating to VSNL's expected financial position, business strategy, the future development of VSNL's operations and the general economy in India, are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements of VSNL, or industry results, to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements are based on numerous assumptions regarding VSNL's present and future business strategies and the environment in which VSNL will operate in the future. The important factors that could cause actual results, performance or achievements to differ materially from such forward-looking statements include, among others, changes in government policies or regulations of India and, in particular, changes relating to the administration of VSNL's industry, and changes in general economic, business and credit conditions in India. Additional factors that could cause actual results, performance or achievements to differ materially from such forward-looking statements, many of which are not in VSNL's control, include, but are not limited to, those risk factors discussed in VSNL's various filings with the United States Securities and Exchange Commission. These filings are available at www.sec.gov. These forward-looking statements speak only as of the date of this release. VSNL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in VSNL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.